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                                 UNITED STATES                           --------------------------
                       SECURITIES AND EXCHANGE COMMISSION                OMB Number: 3235-0145
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                                  SCHEDULE 13G                           --------------------------

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO. ______________)*


                           GENOVESE DRUG STORES, INC.
                                (Name of Issuer)


                CLASS A COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (Title of Class of Securities)


                                   372442202
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).





- -----------------------------------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 8 pages

CUSIP No. 372442202                   13G                      Page 2 of 8 Pages

________________________________________________________________________________
1     NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Donald W. Gross

________________________________________________________________________________

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) / /

                                                                     (b) / /
________________________________________________________________________________

3     SEC USE ONLY


________________________________________________________________________________

4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

________________________________________________________________________________
         NUMBER OF     5   SOLE VOTING POWER

          SHARES                                         0
                       ________________________________________________________
       BENEFICIALLY    6   SHARED VOTING POWER

         OWNED BY                                        336,174
                       ________________________________________________________
           EACH        7   SOLE DISPOSITIVE POWER

         REPORTING                                       0
                       ________________________________________________________
        PERSON WITH    8   SHARED DISPOSITIVE POWER

                                                         336,174
________________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      336,174
________________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          / /
________________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.4%
________________________________________________________________________________
12    TYPE OF REPORTING PERSON*

      IN
________________________________________________________________________________




                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





                               Page 2 of 8 pages

CUSIP No. 372442202                   13G                      Page 3 of 8 Pages

________________________________________________________________________________
1     NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Marie A. Gross

________________________________________________________________________________

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) / /

                                                                     (b) / /
________________________________________________________________________________

3     SEC USE ONLY


________________________________________________________________________________

4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

________________________________________________________________________________
         NUMBER OF     5   SOLE VOTING POWER

          SHARES                                         0
                       ________________________________________________________
       BENEFICIALLY    6   SHARED VOTING POWER

         OWNED BY                                        336,174
                       ________________________________________________________
           EACH        7   SOLE DISPOSITIVE POWER

         REPORTING                                       0
                       ________________________________________________________
        PERSON WITH    8   SHARED DISPOSITIVE POWER

                                                         336,174
________________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      336,174
________________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          / /
________________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.4%
________________________________________________________________________________
12    TYPE OF REPORTING PERSON*

      IN
________________________________________________________________________________





                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





                               Page 3 of 8 pages

ITEM 1(a).   NAME OF ISSUER:

             Genovese Drug Stores, Inc.

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             80 Marcus Drive
             Melville, NY  11747

ITEM 2(a).   NAME OF PERSON FILING:

             Donald W. Gross and Marie A. Gross

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             80 Marcus Drive
             Melville, NY  11747

ITEM 2(c).   CITIZENSHIP:

             United States of America

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

             Class A Common Stock, par value $1.00 per share

ITEM 2(e).   CUSIP NUMBER:

             372442202

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

             Not applicable

ITEM 4.      OWNERSHIP.

             (a)  AMOUNT BENEFICIALLY OWNED:

                  336,174

             (b)  PERCENT OF CLASS:

                  6.4%

             (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                 (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                        0

                 (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE

                        336,174

                 (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                        0





                               Page 4 of 8 pages

                  (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                        336,174


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable

ITEM 10.     CERTIFICATION.

             Not applicable



                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 7, 1995
                                    -------------------------------------------
                                                       (Date)

                                               /s/ Donald W. Gross
                                    -------------------------------------------
                                                     (Signature)


                                                   Donald W. Gross
                                    -------------------------------------------
                                                     (Name/Title)


                                                /s/ Marie A. Gross
                                    -------------------------------------------
                                                     (Signature)


                                                    Marie A. Gross
                                    -------------------------------------------
                                                     (Name/Title)





                               Page 5 of 8 pages

         ANNEX A TO SCHEDULE 13G OF DONALD W. GROSS AND MARIE A. GROSS

The aggregate number of shares shown as beneficially owned by the Reporting Persons includes the effect of a 10% stock dividend paid in January 1995.

Of the aggregate number of shares shown as beneficially owned by the Reporting Persons, 293,069 are beneficially owned in the form of the Issuer's Class B Common Stock, par value $1.00 per share, which class is not registered as a class of equity securities under the Securities Act of 1933, and 26,131 are beneficially owned in the form of options exercisable for shares of the Issuer's Class A Common Stock, all of which can be converted within 60 days into an equal number of shares of the Issuer's Class A Common Stock.





                               Page 6 of 8 pages

                               INDEX TO EXHIBITS


Exhibit No.                                                                      Page
- -----------                                                                      ----
         99.1*            Agreement to Joint Filing                                8


*Filed as Exhibit 99 pursuant to EDGAR rules.





                               Page 7 of 8 pages